                           Mall Commitment Letter


                                               December 29, 1997

Aladdin Bazaar, LLC
c/o TrizecHahn Centers Inc.
4350 La Jolla Village Drive
Suite 400
San Diego, California 92122

Attention: Mr. Gregory Bowen

           Re:   Premises located at 3667 Las Vegas Boulevard South,
                 Las Vegas, Clark County, Nevada and more particularly described on the site plan attached hereto as Exhibit A (the "Premises")

Gentlemen:

We (hereinafter and in the General Conditions attached hereto and made a part hereof, "Fleet"; this letter and the General Conditions, hereinafter and in the General Conditions, collectively, "this Commitment") agree to lend up to $194,000,000 to you (hereinafter and in the General Conditions, "Borrower"), in accordance with the terms set forth in this Commitment. Fleet, in its capacity as administrative agent under the loan (see the heading "Co-Lending" below) is sometimes referred to in this Commitment as "Agent". Borrower is a Delaware limited liability company owned 50% by TH Bazaar Centers Inc., a Delaware corporation, a wholly-owned subsidiary of TrizecHahn Centers Inc. ("THCI") and 50% by Aladdin Bazaar Holdings, LLC, a Nevada limited liability company, an affiliate of the Trust under Article Sixth under the Will of Sigmund Sommer (the "Trust").

Purpose.

The loan shall be advanced for the construction on the Premises of improvements consisting of an approximately 462,000 square foot (gross leasable area) specialty retail center to be known as the Desert Passage at Aladdin, an approximately 4,000-space parking structure and additional surface or underground parking containing approximately 500 spaces (collectively, the "Improvements"). The Improvements will be adjacent to the to-be-developed approximately 2,600 room Aladdin hotel and approximately 100,000 sf casino. The Improvements shall be completed on or before December 31, 2000, as such date may be extended for force majeure, but in no event later than December 31, 2001. A Preliminary Development Cost Proforma setting forth costs to be incurred in connection with the development and construction of the Improvements (including certain fees to be paid to parties related to Borrower) is attached hereto as Exhibit B.

Loan Amount.

The amount of the loan shall be up to $194,000,000. The loan amount is subject to change based on a final budget but in any event is not to exceed the lesser of 75% of total budgeted costs (including value of contributed fee or leasehold interest) or 65% of the "as-stabilized" value of the Premises and Improvements, as determined by an independent MAI appraisal. The loan amount is subject to permanent reduction (at Borrower's option, subject, however, to the loan remaining in balance) through reductions in the commitment amount or prepayments of outstanding principal.

Recourse.

The loan shall be non-recourse except for liabilities pursuant to the Guaranty referred to below, the environmental indemnity referred to in the General Conditions, and customary carve-outs for wrongful conduct.

Term.

The loan shall mature five years from closing. Borrower shall have two one-year extension options as described below. At the end of the initial five-year term any unfunded commitment amount will be automatically canceled.

Extension Options.

The first extension option will be available provided the following conditions are satisfied: (a) at least 60 and no more than 180 days' written notice to Agent, (b) no default beyond applicable cure periods, (c) lien-free completion of the Improvements in conformance with approved plans and specifications, (d) minimum DSCR (as defined below) of 1.25x, (e) maximum ratio of the outstanding principal amount of the loan to the "as-stabilized" value of the Premises and Improvements, based on an updated independent MAI appraisal, acceptable to Agent, at Borrower's expense (the "LTV"), of 65% and (f) payment of a 10 bp fee on the outstanding principal amount (payable at the time the option is exercised).

The second extension option will be available provided the following conditions are satisfied: (a) at least 60 and no more than 180 days' written notice to Agent, (b) no default beyond applicable cure periods, (c) the Improvements are at least 85% leased and occupied, (d) minimum DSCR of 1.40x, (d) maximum LTV of 65% and (e) payment of a 10 bp fee on the outstanding principal amount (payable at the time the option if exercised).

Borrower shall have the right to prepay principal as necessary to qualify for either extension.

Interest Rate.

Pricing will be a margin (expressed in basis points) above the Base Rate or LIBOR, based on the following grid (both pre-leasing and Pro forma DSCR must be satisfied for pricing reduction):

      --------------------------------------------------------------------
      Pre-Leasing(1)        Pro forma DSCR     LIBOR      Base Rate Spread
                                               Spread
      --------------------------------------------------------------------
      <  25% Total GLA              n/a            150            10
      --------------------------------------------------------------------
      >= 25% Total GLA              n/a            135            10
      --------------------------------------------------------------------
      >= 50% Total GLA            >= 1.00x         120             5
      --------------------------------------------------------------------
      >= 75% Total GLA            >= 1.40x         100             0
      --------------------------------------------------------------------
      >= 90% Total GLA            >= 1.50x          90             0
      --------------------------------------------------------------------

After the Improvements are completed, and tenants are in occupancy and paying rent (to the extent required under their respective leases), the LIBOR Spread and the Base Rate Spread will not be adjusted upward once the subject test is achieved.

For purposes of the chart above, "Pre-leasing" is defined as executed leases. Executed leases shall be subject to Agent's approval pursuant to the Lease Guidelines referred to below.

"DSCR" will be defined as Net Operating Income divided by Pro forma Debt Service. "Net Operating Income," at any time, shall be determined for the prior four quarters based on: (a) the sum of (i) actual rental income from tenants in occupancy for a minimum of 12 months, (ii) annualized base rental income from tenants in occupancy for less than 12 months and (iii) actual reimbursement income and actual other income less (b) actual operating expenses, all determined in accordance with GAAP. "Pro forma Debt Service" will be calculated based on the then commitment amount, 25-year mortgage-style amortization and an interest rate derived based on the then prevailing 10 year Treasury rate plus a 150 bps spread.

"Pro forma DSCR" will be defined as Pro forma Net Operating Income divided by Pro forma Debt Service. "Pro forma Net Operating Income" shall be determined based on (i) annualized total rental income provided by tenants with fully executed leases and (ii) reasonably acceptable proforma other income less pro forma operating expenses.

"Base Rate" shall mean the greater of (a) the commercial lending rate announced by Fleet from time to time at its principal office in Boston as its "prime" or "base" rate or (b) the federal funds rate plus 1/2 of 1%, to be computed on an actual/360-day basis, each change in said rates to be effective as of the day of such change. For purposes hereof, "federal funds rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day or, for any day that is not a banking day in New York City, for the immediately preceding banking day.

"LIBOR" shall mean the rate which appears on Dow Jones Markets Page 3750 at approximately 11 a.m. (London time) two business days prior to the first day of a given LIBOR interest period selected by Borrower for amounts comparable to the LIBOR amount in question and having the same term as the applicable LIBOR interest period, as adjusted for the maximum rate(s) at which reserves (including any marginal, supplemental or emergency reserves) are actually required to be maintained by Fleet or its co-lenders, as applicable, with respect to "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. If such rate does not appear on Dow Jones Markets page 3750, the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR interest period for an amount comparable to such LIBOR amount which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time two business days prior to the first day of the LIBOR interest period. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR interest period for an amount comparable to such LIBOR amount offered by major banks in New York City at approximately 11:00 a.m. New York time two business days prior to the first day of such LIBOR interest period. In the event that any such quotation cannot be obtained as provided above, it will be deemed that LIBOR cannot be determined.

Available LIBOR interest periods shall be 30, 60, 90 or 180 days or, with Agent's approval, any other period available. There will be no more than six LIBOR contracts outstanding at any one time. The loan documents shall contain customary protective provisions relating to LIBOR pricing.

Interest, whether based on the Base Rate or LIBOR, will be computed on an actual/360 day basis and will be payable monthly in arrears.

Amortization.

The loan will be interest-only during the initial term. During the extension terms, Borrower will be required to amortize principal based on 25-year (during the first extension term) and 24-year (during the second extension term) mortgage-style amortization and an interest rate derived based on the then prevailing 10 year treasury rate plus 150 bps spread.

Prepayment.

The loan shall be prepayable in whole or part (if in part, in integral multiples of $100,000) without penalty, provided that Borrower shall pay customary costs, if any, of breaking LIBOR contracts.

Unused Fee.

Borrower will be required to pay a fee of 10 bps per annum on the unfunded loan amount (as the same may be reduced as described above under the heading "Loan Amount"). Such fee shall be computed on an actual/360-day basis and shall be payable quarterly in arrears from and after the loan closing.

Administration Fee.

Borrower will pay to Agent, for its own account, an administration fee of $35,000 per annum during the construction period. Upon completion of construction, the administration fee shall be reduced to $14,000 per annum. The administration fee shall be payable in quarterly installments, in advance, upon the closing date and at the commencement of each quarter thereafter.

Collateral.

The loan will be secured by a deed of trust, assignment of leases and rents and security agreement (the "Mortgage") which shall be a first lien on Borrower's interest in the Premises (which consist of a 11.4 acre (at ground level) site) and the Improvements. Borrower's interest in the Premises initially will be a ground and air rights leasehold estate which will be replaced with a fee interest in the same land and air rights following subdivision of the same from the adjacent Aladdin hotel-casino and Sound Asylum hotel-casino projects. If the Mortgage is recorded before such subdivision and Borrower's acquisition of a fee interest, then, following such subdivision and acquisition of a fee interest, Borrower shall enter into an agreement spreading the lien of the Mortgage to such fee interest (in connection with which any other mortgage or deed of trust of the fee shall be released). If the Mortgage is recorded after such subdivision and conveyance of a fee interest, then the Mortgage will encumber such fee interest rather than the leasehold. The ground lease creating Borrower's initial interest (the "Ground Lease") shall be subject to no mortgages, deeds of trust or other encumbrances not approved by Fleet. The Mortgage shall encumber all of Borrower's rights under (and be subject to) a Construction, Operation and Reciprocal Easement Agreement (the "REA"), a Site Work, Development and Construction Agreement (the "Site Work Agreement") and a Common Parking Area Use Agreement (the "Parking Agreement"), each between Borrower and the fee owner. The Mortgage shall also encumber (or Borrower shall assign to Agent in separate instruments) (i) all of Borrower's rights in, to and under all other underlying project documents, all construction, architectural and engineering contracts and plans and specifications with respect to the Improvements (including any contracts for construction of the Aladdin hotel-casino, only to the extent such contracts provide for the construction of the so-called mall "shoulders") and other related construction documents and
(ii) other customary collateral.

Project Financial Covenants.

The LTV shall not exceed 65% at any time. In the event this covenant is violated, Borrower will have the option to pay down the loan or provide additional collateral, satisfactory to Fleet in its sole discretion, to bring the LTV into conformance. Agent has the right to re-appraise the property, at Borrower's expense, no more than annually (provided that such limit shall not apply following Borrower's default under the loan documents beyond applicable grace periods).

Beginning on the first anniversary of completion of the Improvements and through maturity (tested quarterly), unless a DSCR of at least 1.25x is achieved and maintained, Borrower will be obligated either, at Borrower's option, to deposit all Excess Cash Flow into an interest bearing cash collateral account maintained at and pledged to Agent or to apply Excess Cash Flow to outstanding principal under the loan.

Unless previously applied to payment of the loan at Borrower's election, funds held in the cash collateral account will be released with interest to Borrower upon Borrower's achievement of the requisite DSCR for at least two consecutive quarters. After the release, should Borrower fail to maintain the DSCR designated above, the cash flow sweep will be reinstated until Borrower attains the requisite DSCR for at least two consecutive quarters.

"Excess Cash Flow" is defined as Net Operating Income after debt service under the loan, adjusted for non-recurring items and straight-lining of rents, also adjusted to a cash basis, less, without duplication, (i) capital expenditures incurred, reasonably approved by Agent, (ii) reserves for committed capital expenditures, reasonably approved by Agent, and (iii) operating reserves for property taxes, insurance, utilities and other normal operating expenses.

Financial Reporting.

Borrower and Guarantors shall supply the following reports:

   Quarterly internally-prepared Borrower and Guarantor financial statements. Annual audited Borrower and Guarantor financial statements.
   Quarterly covenant compliance certificates of Borrower and THCI.
   Other standard reports as appropriate for this type of transaction.

For purposes of clauses 1, 2 and 4 above, the only "financial statements" or reports required of the Trust will be an annual statement, prepared by the Trust's tax accountants and certified by the trustees, of the net worth of the trust based on the fair market value of its assets less liabilities (a "Fair Market Value Statement").

In addition, Borrower shall use reasonable efforts to deliver to Lender the semi-annual financial covenant compliance reports of London Clubs International plc ("LCI") required under the documents for (i) the Hotel Financing (as defined below) and (ii) the credit facility to LCI led by National Westminster Bank PLC.

Transfer and Debt Restrictions.

Borrower shall not incur additional indebtedness (other than the subordinated debt described in the succeeding paragraph), nor voluntarily or involuntarily sell, transfer, assign, pledge or encumber Borrower's assets without the consent of Fleet. No transfer of interests in Borrower shall be permitted without Fleet's consent, except as provided below. Borrower will certify to Fleet compliance with these covenants prior to closing and quarterly thereafter. Transfers of ownership interests in Borrower or its constituent members shall be permitted so long as THCI retains, directly or indirectly, at least a 50% beneficial ownership interest and managing position in Borrower.

Subordinated Debt.

Subordinated debt in the amount of approximately $16,700,000 payable to Aladdin Bazaar Holdings by Borrower shall be permitted, provided the annual interest and principal payments shall not exceed $2,000,000 and shall be payable only to the extent of available cash flow after debt service on the loan, and the debt shall be unsecured and fully subordinated to the loan in every respect under terms acceptable to Fleet (which shall include elimination of the obligation upon foreclosure of the Mortgage).

Lease Guidelines.

Agent shall retain the right to approve all leases for space in the Improvements in excess of 7,500 square feet, and any leases which materially differ from an Agent-approved standard lease form or from proforma rents and terms set forth in lease guidelines to be mutually agreed upon.

Co-Lending.

Fleet shall have the right to syndicate the loan to other financial institutions through direct assignments of interests to co-lenders or through participations, either prior to the time of closing the loan or thereafter, subject (so long as there exists no default beyond the applicable grace period), in the case of assignments, to Borrower's approval as to the identity and number of assignees, such approval not to be unreasonably withheld. Fleet shall retain an interest in the loan at least equal to the next greatest interest. Fleet shall act as the administrative agent for the lenders in connection with the Loan. During construction and so long as there is no outstanding Borrower event of default, Fleet may not unilaterally resign as Agent without Borrower's consent, not to be unreasonably withheld. Borrower agrees to cooperate with Fleet in connection with the syndication of the loan by, for example, assisting in preparation of offering materials, allowing site visits and making documents and personnel available to prospective assignees and participants.

This Commitment shall not be contingent upon Fleet's ability to syndicate the loan.

Expenses.

Whether or not the loan closes (unless the loan fails to close as a result of Fleet's gross negligence or breach of its obligations under this Commitment), and notwithstanding anything to the contrary contained in this Commitment or in the Fee Letter (as defined below), Borrower shall pay all reasonable third party costs and expenses incurred by Fleet in connection with the transaction and Fleet's ongoing due diligence in connection therewith (including, without limitation, reasonable fees and expenses of Fleet's counsel, appraiser and environmental, engineering and other consultants) as well as (i) up to $10,000 in syndication expenses of the loan incurred by Fleet and (ii) non-syndication related outside-service and travel expenses of Fleet personnel (such travel expenses not to exceed $10,000 in the aggregate). Borrower will also pay any tax imposed by reason of the execution of the loan documents. Borrower will not pay for the fees or costs of assignees or participants.

Consents and Waivers.

Within the customary limitations inherent to syndicated loan transactions, Agent shall retain maximum administrative authority including the authority to grant waivers, consents or approvals to Borrower. Except as contemplated by this Commitment, only major events such as (i) reduction of principal, (ii) postponement of any date fixed for payment of principal or interest, (ii) release of any material portion of the mortgaged property, (iv) change in the interest rate or fees of the loan, (v) release of guarantors or (vi) change in the definition of the "Required Lenders" will require the consent or approval of all lenders. In all other circumstances requiring approval of the lenders (as opposed to Agent's approval), the approval of non-delinquent lenders having 66-2/3% of the commitments or outstanding loans of non-delinquent lenders (the "Required Lenders") shall be sufficient.

Events of Default.

All customary events of default for similar loan transactions, consistent with the following (provided the only cross-defaults will be those expressly identified below) shall constitute events of default under the loan documents:

   Insolvency or bankruptcy of Borrower;

   Insolvency or bankruptcy of THCI or breach of its guarantor covenants or judgments against THCI (unless the same are discharged within 60 days of entry or are being appealed (provided execution thereof is stayed pending such appeal)) in excess of $25,000,000 (individually or in the aggregate);

   Failure to pay debt service within five (5) days after due;

   Inaccuracy of any representation or warranty; and

   Breach of Borrower covenants, subject to reasonable notice and cure periods.

Conditions Precedent.

Fleet's obligation to make the initial advance of the loan shall be subject to the satisfaction of each of the following conditions:

   Equity Requirement. A minimum of 25% of total project costs shall be contributed as up-front equity prior to funding of the loan. Equity must include a minimum of $30,000,000 in the form of cash invested in the Improvements.

   Pre-Leasing Requirement. No pre-leasing is required.

   Bonding. Agent shall receive payment and performance bonds for all major subcontractors (i.e., contracts equal to or greater than $250,000). The project will be bonded in an aggregate amount acceptable to Fleet (or the contractor's obligations shall be covered by a guaranty from a guarantor acceptable to Fleet), and will be constructed pursuant to a GMP contract or other contract acceptable to Fleet with a contractor acceptable to Fleet.

   Guaranties. Full joint and several lien-free completion and payment guaranties (collectively, the "Guaranty") shall be provided by THCI, Aladdin Bazaar Holdings, LLC, a Nevada limited liability company, Aladdin Holdings, LLC, a Nevada limited liability company, and the Trust (jointly and severally, "Guarantors"). Subsequent to achieving conditions "b" and "c" of the conditions for the first extension option, the payment guaranty will be reduced according to the following grid (both DSCR and LTV must be satisfied for guaranty reduction):

      -----------------------------------------------------------------
      Payment Guaranty                     DSCR               LTV
      -----------------------------------------------------------------
      50% of outstanding principal(1)      1.30x            65%
      -----------------------------------------------------------------
      25% of outstanding principal(1)      1.40x            65%
      -----------------------------------------------------------------
      15% of outstanding principal(1)      1.50x            60%
      -----------------------------------------------------------------
      Debt Service only                    1.60x            55%(2)
      -----------------------------------------------------------------
      Released                             1.75x            55%(2)
      -----------------------------------------------------------------

      Notes:

      (1) Plus full liability as to Debt Service (i.e., interest plus required amortization and all other sums aside from principal).
      (2) Based on an updated FIRREA complying appraisal, at Borrower's expense.

      The payment guaranty may fluctuate either up or down as to principal liability, however, once the payment guaranty is reduced to a Debt Service only guarantee, it may not be increased.

      The guaranties from THCI shall contain financial covenants obligating THCI to maintain:

            1.    Minimum GAAP Net Worth of $400,000,000.
            2. Minimum unrestricted cash and cash equivalents of $10,000,000 determined on a quarterly basis.
            3.    Maximum Leverage of 65%.
            4.    Minimum Fixed Charge coverage of 1.25x.

      Leverage shall be defined as Total Outstanding Long Term Debt (per the balance sheet) divided by Capitalization Value. Capitalization Value is defined as most recent four quarters' Rental Income (per the income statement) capped at 8.25%, less $.15 psf cap ex on the amount of square feet owned by THCI (including ownership through affiliates, to the extent of THCI's fractional interest in the affiliate). Total Outstanding Long Term Debt shall exclude project construction debt until the relevant project has been completed and open for 12 months.

      Fixed Charge Coverage is defined as most recent four quarters' Rental Income (per the income statement) divided by most recent four quarters' Total Debt Service (per THCI's property operating statements) (excluding any balloon mortgage payments due at maturity).

      The guaranty from the Trust will contain a covenant that the Trust will maintain a minimum fair market value of assets less liabilities of $100,000,000. Other financial covenants for Aladdin Bazaar Holdings, LLC, Aladdin Holdings, LLC, and the Trust will be mutually agreed upon by Fleet and the Guarantors.

   Status of Hotel-Casino Project. The proceeds of the cash equity contributions from LCI and Aladdin Gaming Holdings, LLC ("Holdings") and the Discount Notes offering from Holdings, and the land contribution by Holdings (or other equity/financing/contributions for the Aladdin hotel-casino), all of which shall total approximately $224,000,000, shall have been expended on or contributed to the Aladdin hotel-casino project; construction financing in the amount of approximately $410,000,000 for the Aladdin hotel-casino (the "Hotel Construction Financing") shall have closed and funding from escrow of the proceeds of the "Term B Loan" and "Term C Loan" thereunder shall have commenced; and Aladdin Gaming, LLC shall have received and the lenders of the Hotel Construction Financing shall have approved a commitment for FF&E financing for the Aladdin hotel-casino of approximately $80,000,000. The provisions of the documentation for the Hotel Construction Financing relating to the conditions and procedures for the disbursement thereof shall be usual and customary for financings of that type and in form and substance reasonably satisfactory to Fleet. It shall be a condition precedent to the initial advance of the loan that Agent shall have received a letter, reasonably satisfactory to it, from the administrative agent for the lenders of the Hotel Construction Financing stating that it knows of no default or unsatisfied condition that would prevent further advances of the Hotel Construction Financing. Fleet's obligation to make the initial advance of the loan shall also be conditioned on a guaranteed maximum price construction contract being in place for the Aladdin hotel-casino project.

   Litigation. The absence of material litigation affecting Borrower, THCI or the Premises or Improvements that is likely to adversely affect Borrower's or THCI's ability to perform their obligations under the loan.

   Project Documents. Fleet's (i) review and approval of the Ground Lease, REA,
      Site Work Agreement, Parking Agreement and other underlying project documents

      (including, without limitation, the Lease, Development Agreement, Guaranty, Energy Service Agreement and Cost-Sharing Agreement, all pertaining to the furnishing of electricity and chilled water to the Improvements), (ii) receipt of estoppel certificates from the parties to such documents, (iii) review and approval of such documents as Fleet may specify relating to the hotel-casino project and (iv) receipt of such information concerning the neighboring "Sound Asylum" project as Fleet may specify.

   General Conditions. The satisfaction of the General Conditions.

   Commitment Fee. Payment to Fleet of the commitment fee provided for in a separate letter agreement of even date herewith between Fleet and Borrower (the "Fee Letter").

Other Issues.

The loan documents will contain other customary terms and conditions for facilities of this type.

If this Commitment is satisfactory, please indicate your and Guarantors' acceptance thereof by executing and returning to Fleet a copy of this covering letter with the General Conditions attached, as well as the Fee Letter, on or before December 31, 1997 (it being understood that this Commitment shall be irrevocable until the expiration of such period), together with any sums required above to be paid upon acceptance hereof. Otherwise this Commitment will, at Fleet's option, be of no force or effect.

                                              Very truly yours,

                                              FLEET NATIONAL BANK


                                              By /s/ Margaret A. Mulcahy
                                                 -------------------------------
                                                 Name: Margaret A. Mulcahy
                                                 Title: Senior Vice President

Accepted and agreed to this
30th day of December, 1997.

BORROWER:

ALADDIN BAZAAR, LLC, a
  Delaware limited liability company

By: TH Bazaar Centers, Inc.,
    a Delaware corporation, Member


    By /s/ Wendy M. Godoy
       --------------------------
       Name: Wendy M. Godoy
       Title: Senior Vice President, Finance


    By /s/ Mary Allman Boyle
       --------------------------
       Name: Mary Allman Boyle
       Title: Assistant Secretary

By: Aladdin Bazaar Holdings, LLC, a
    Nevada limited liability company, Member

    By: Aladdin Management Corporation,
        a Nevada corporation, Manager


        By /s/ Ronald Dictrow
           ----------------------
           Name: Ronald Dictrow
           Title: Treasurer

GUARANTORS:

TRIZECHAHN CENTERS INC.,
  a California corporation


By  /s/ Wendy M. Godoy
    ---------------------------------------
    Name: Wendy M. Godoy
    Title: Senior Vice President, Finance


By  /s/  Mary Allman Boyle
    ---------------------------------------
    Name: Mary Allman Boyle
    Title: Vice President

ALADDIN BAZAAR HOLDINGS, LLC,
  a Nevada limited liability company

By: Aladdin Management Corporation,
    a Nevada corporation, Manager


    By: /s/ Ronald Dictrow
        -----------------------------------
        Name: Ronald Dictrow
        Title: Treasurer

ALADDIN HOLDINGS, LLC


By: /s/ Ronald Dictrow
    ---------------------------------------
    Name: Ronald Dictrow
    Title: Treasurer

TRUST UNDER ARTICLE SIXTH UNDER
  WILL OF SIGMUND SOMMER


By /s/ Viola Sommer                         By /s/ Jack Sommer
    ---------------------------------          ---------------------------------
   Name: Viola Sommer                          Name: Jack Sommer
   Title: Trustee, and not as an               Title: Trustee, and not as an
            individual                                  individual

                                    EXHIBIT A

                                    Site Plan

                                    EXHIBIT B

                     Preliminary Development Cost Pro Forma

               GENERAL CONDITIONS OF CONSTRUCTION LOAN COMMITMENTS

      The loan shall be evidenced by one or more notes (collectively, the "Note") and secured by the Mortgage which shall be a first lien on the Premises (or a first lien on a leasehold interest in an unencumbered fee (i.e., any mortgage or deed of trust of the fee shall be subordinated to the Ground Lease) if Borrower's interest in the Premises is a leasehold), and shall be advanced periodically in accordance with the terms of a building loan agreement (the "BLA") which shall require construction of the Improvements on the Premises and supervision of construction and approval of advances by an architect or engineer of Fleet's selection (the "Construction Consultant"). The funding of the loan shall be conditioned on Fleet's receipt and approval of the following:

            An independent M.A.I. appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and a project cost statement (i.e., budget);

            Plans and specifications for the Improvements approved by the Construction Consultant, and a satisfactory report from the Construction Consultant;

            Certified copies of all then existing construction and architectural/engineering contracts (all of which shall be approved by the Construction Consultant), together with the undertakings of the general contractor (and the contractor(s) for the Aladdin hotel-casino, only to the extent their work includes the so-called mall "shoulders"), major subcontractors and Borrower's architect to continue performance on Fleet's behalf, without additional cost, in the event of a default by Borrower under the loan;

            The Note, Mortgage (and related UCC Financing Statements), BLA and Guaranty;

            A policy or policies of mortgage title insurance in ALTA Loan Policy 10/17/92 form, assignable to a permanent mortgagee, containing such endorsements as are required, and only such exceptions to coverage as are approved, by Fleet's counsel, together with such reinsurance agreements, in ALTA 1994 facultative form, as Fleet's counsel may require;

            A current survey certified to Fleet and the title insurer;

            A list, certified by the title insurer, of the prior owners, tenants and other users, during the period from January 1, 1940 to the date of such certification, of all or any portion of the Premises or the improvements thereon;

            Certified financial statements of Borrower and Guarantors (which, in the case of the Trust, shall mean a Fair Market Value Statement), together with, in the case of the financial statements of Borrower and THCI, evidence that there has occurred no material adverse change (i.e., a change that is apt to have a material adverse effect on the ability of Borrower or THCI to perform their respective obligations under the loan) in the respective financial conditions reflected therein between the respective dates thereof and the date of the initial funding of the loan;

            Evidence of compliance with all laws, ordinances, rules, regulations and restrictions affecting the Premises, the construction of the Improvements and the consummation of the loan, including, without limitation, evidence that Borrower is current in the payment of all real property taxes, water and/or sewer charges and any other taxes or assessments which, if not paid, could give rise to a lien against the Premises;

            Fully prepaid policies of insurance as are set forth on Schedule A attached hereto and made a part hereof;

            An opinion of counsel from the jurisdiction in which the Premises are located to the effect, inter alia, that the loan documents contemplated hereby will be valid and enforceable in such jurisdiction in accordance with their respective terms;

            (a)Evidence that the Premises are not located in an area that has been identified as an area having special flood hazards or, if it is, such flood hazard insurance as is set forth on Schedule A hereto (in such connection, the acceptance of this Commitment shall constitute Borrower's and Guarantors' authorization to Fleet to undertake a flood zone status determination and their agreement to pay Fleet's reasonable fees and expenses therefor);

            (b)A detailed report and certification by a properly qualified engineer, which shall include, inter alia, a certification that such engineer has obtained and examined the list of prior owners, tenants and other users referred to above, and has made an on-site physical examination of the Premises, and a visual observation of the surrounding areas, and has found no evidence of the presence of toxic or hazardous materials, substances or wastes (collectively, "Hazardous Materials") or of past or present Hazardous Materials activities; Borrower and Guarantors shall also deliver to Fleet an executed agreement wherein they shall, inter alia, agree to indemnify Fleet regarding Hazardous Materials; and

            (c)Such other documents, instruments, opinions and assurances as Fleet may request, including, without limitation, (i) to the extent they then exist, all management, leasing and other service contracts regarding the Premises, together with related "will-serve" letters, (ii) a certified copy of the standard form of lease Borrower intends to use for the leasing of the Improvements, (iii) leases, to the extent they then exist, together with estoppel certificates from the tenants thereunder and (iv) as applicable, Borrower's and Guarantor's organizational documents and evidence of authority.

      The loan documents shall provide, inter alia, that (a) Fleet shall be entitled to recover late fees of 4% for any payments received by it more than 15 days after than the due date thereof (other than principal due on maturity), (b) interest on the Note shall accrue, following default beyond applicable grace periods, at the per annum rate of 2% above the interest rate specified in the Note, and (c) Fleet shall be entitled to recover all costs, expenses and disbursements, including, but not limited to, reasonable attorneys' fees and expenses, incurred by it as a result of any default by Borrower and/or the enforcement by Fleet of its rights under the loan documents.

      The loan documents and all other instruments and documents required hereby or affecting the Premises, or relating to Borrower's capacity and authority to make the loan and to execute the loan documents and such other documents, instruments, opinions and assurances as Fleet may reasonably request and all procedures in connection herewith or therewith shall be subject to the reasonable approval, as to form and substance, of Fleet and Fleet's counsel, Dewey Ballantine LLP, New York, New York, and Fleet's local counsel, if any. All persons or entities responsible for the preparation and/or execution of any required documents or instruments, all obligors thereunder and all persons or entities responsible for the construction of the Improvements, shall be satisfactory to Fleet.

      Except where Borrower or Guarantors are the prevailing parties, Borrower and Guarantors shall pay all reasonable legal fees or expenses incurred by Fleet in connection with any action or proceeding brought in respect of this Commitment. The acceptance of this Commitment shall constitute an undertaking on the part of Borrower and Guarantors to indemnify Fleet against claims of brokers (other than any brokers engaged or who claim to be engaged solely by Fleet) arising in connection with the execution of this Commitment or the consummation of the loan.

      The loan closing shall be held on a date within 120 days from the date of Borrower's and Guarantors' acceptance of this Commitment at Fleet's Real Estate Finance office, or such other place specified by Fleet. If the loan closing is not held within such 120-day period, Fleet's obligations hereunder shall terminate unless Fleet, at its option, extends the time for such closing in writing.

      Borrower and Guarantors recognize that Fleet may sell and transfer interests in the loan to one or more participants or assignees, as more particularly provided in the covering letter, and that all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantors, the Premises or the loan, may be exhibited to and retained by any such participant or assignee or prospective participant or assignee. Financial statements shall be delivered to participants or assignees or prospective participants or assignees shall be delivered by Fleet on a confidential basis and on the condition that they be used for no other purpose than in connection with the loan.

      This Commitment and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to New York's principles of conflicts of law). Borrower and Guarantors hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the city of New York over any suit, action or proceeding arising out of or relating to this Commitment, and Borrower and Guarantors hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the city of New York may be made by certified or registered mail, return receipt requested, directed to Borrower or Guarantors at the address indicated above to which this Commitment was sent, and service so made shall be complete five business days after the same shall have been so mailed.

                                   SCHEDULE A

      The following insurance must be provided, maintained and kept in force:

            policies of insurance insuring the Premises, Improvements and chattels against loss or damage by fire and lightning; against loss or damage by other risks embraced by coverage of the type now known as All Risk Replacement Cost Insurance with agreed amount endorsement, including but not limited to riot and civil commotion, vandalism, malicious mischief and theft; and against such other risks or hazards as Fleet from time to time reasonably may designate in an amount sufficient to prevent Fleet or Borrower from becoming a co-insurer under the terms of the applicable policies, but in any event in an amount not less than 100% of the then full replacement cost of the Improvements (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation;

            policies of insurance insuring the Premises against the loss of "rental value" of the buildings which constitute a part of the Improvements on a "rented or vacant basis" arising out of the perils insured against pursuant to clause (i) above in an amount equal to not less than one year's gross "rental value" of the Improvements. "Rental value" as used herein is defined as the sum of (A) the total anticipated gross rental income from tenant occupancy of such buildings as furnished and equipped, (B) the amount of all charges which are the legal obligation of tenants and which would otherwise be the obligation of Borrower and (C) the fair rental value of any portion of such buildings which is occupied by Borrower;

            if all or part of the Premises are located in an area identified by the Secretary of the United States Department of Housing and Urban Development or by any applicable federal agency as a flood hazard area, flood insurance in an amount at least equal to the maximum limit of coverage available under the National Flood Insurance Act of 1968, provided, however, that Fleet reserves the right to require flood insurance in excess of said limit if such insurance is commercially available up to the amount provided in clause (i) above;

            throughout the course of construction of the "Improvements" to be constructed pursuant to the Building Loan Agreement, and during any period of restoration, a policy or policies of builder's "all risk" insurance, written on a Standard Builder's Risk Completed Value Form (100% non-reporting), in an amount not less than the full insurable value of the Premises against such risks (including, without limitation, fire and extended coverage, collapse and earthquake coverage to agreed limits) as Fleet may reasonably request, in form and substance acceptable to Fleet;

            (i)a policy or policies of workers' compensation insurance as required by workers' compensation insurance laws (including employer's liability insurance, if requested by Fleet) covering all employees of Borrower;

            (ii)comprehensive liability insurance on an "occurrence" basis against claims for "personal injury" liability, including, without limitation, bodily injury, death or property damage liability, with a limit of not less than $15,000,000 in the event of "personal injury" to any number of persons or of damage to property arising out of one "occurrence". Such policies shall name Fleet as additional insured by an endorsement, and shall contain cross-liability and severability of interest clauses, all satisfactory to Fleet; and

            (iii)such other insurance (including, but not limited to, earthquake insurance), and in such amounts, as may from time to time be reasonably required by Fleet against the same or other insurable hazards.

      All policies of insurance shall be issued by companies having Best's ratings of not less than A:VIII and being otherwise acceptable to Fleet, shall be subject to the reasonable approval of Fleet as to amount, content, form and expiration date and, except for the liability policies described in clauses
(a)(v) and (vi) above, shall contain a Non-Contributory Standard Mortgagee Clause and Lender's Loss Payable Endorsement, or their equivalents, in favor of Fleet. The proceeds of all policies shall be assigned to Fleet and all policies shall provide that the proceeds thereof shall be payable to Lender. Fleet shall be furnished with original evidence of insurance with respect to each policy required hereunder, which policies shall provide that they shall not lapse, nor be modified or cancelled, without 30 days' written notice to Fleet. In addition, Borrower shall make available at its principal office, for review and inspection by Fleet, the original of each policy required hereby at reasonable times. At least 30 days prior to expiration of any policy, Borrower shall furnish Fleet appropriate proof of issuance of a policy continuing in force the insurance covered by the policy so expiring. Borrower shall furnish to Fleet, promptly upon request, receipts or other satisfactory evidence of the payment of the premiums on such insurance policies.


                                       A-2